Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series B	$1,500,000	$46.05
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The filing fee of $160.50 is being paid in connection with the registration of these Medium-Term Notes, Series B.
Filed pursuant to Rule 424(b)(2)
Registration No. 333-136666

PRICING SUPPLEMENT
(To Prospectus Dated August 16, 2006 and
Prospectus Supplement Dated August 16, 2006)
The Bear Stearns Companies Inc.

$1,500,000 17-month 100% Principal Protected “Bronze Medal” Notes Linked to the S&P 500® Index, the Dow Jones EURO STOXX 50® Index, or the Nikkei 225™ Index
Due December 31, 2008
•
The Notes are fully principal protected if held to maturity and have a return that is linked to double the Smallest Percentage Increase of the following three indices: (1) the S&P 500® Index (the “SPX”); (2) the Dow Jones EURO STOXX 50® Index (the “SX5E”) and (3) the Nikkei 225™ Stock Index (the “NKY”, and along with the SPX and the SX5E, each a “Reference Index”), subject to the Maximum Return.

•	When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.
•
For each Reference Index, the Index Percentage Increase is calculated as the greater of (a) 0.00% and (b) the quotient of (i) the Final Level (as defined herein) minus its Initial Level (as defined herein) divided by (ii) its Initial Level.

•	At maturity, the Cash Settlement Value for each $1,000 principal amount of the Notes will be equal to:
$1,000 principal amount + [$1,000 x Variable Return]
•
The Variable Return is equal to the lesser of (a) 17.00% (the “Maximum Return”) and (b) the product of (i) 200% (the “Participation Rate”) multiplied by (ii) the smallest of the three Index Percentage Increases (the “Smallest Percentage Increase”). The Variable Return will not be less than 0.00%.

•	The CUSIP number for the Notes is 073928W74.
•	The Notes will not pay interest during the term of the Notes.
•	The Notes will not be listed on any securities exchange or quotation system.
•
The Maturity Date for the Notes is expected to be December 31, 2008; however, if the Valuation Date is postponed with respect to any Reference Index, the Maturity Date will be three Business Days following the postponed Valuation Date, as described herein.

•	The scheduled Valuation Date for the Notes is December 29, 2008. The Valuation Date is subject to adjustment as described herein.
INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THERE MAY NOT BE AN ACTIVE SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE AN ACTIVE SECONDARY MARKET, IT MAY NOT BE LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-10.
Each Reference Index is a service mark or trademark of the sponsor of that Reference Index and has been, or will be, licensed for use by The Bear Stearns Companies Inc. The Notes, which are linked to the Reference Index with the Smallest Percentage Increase, are not sponsored, endorsed, sold or promoted by the sponsor of any Reference Index and the sponsors of such Reference Indices make no representations regarding the advisability of investing in the Notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	100.00%‡	$1,500,000
Agent’s discount	1.25%	$18,750
Proceeds, before expenses, to us	98.75%	$1,481,250

‡Any additional reissuance will be offered at a price to be determined at the time of pricing of each offering of Notes, which price will be a function of the prevailing market conditions and the levels of the Reference Indices at the time of the relevant sale.
We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about July 31, 2007, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.
We may grant our affiliate Bear, Stearns & Co. Inc. a 13-day option from the date of the final pricing supplement to purchase from us up to an additional $225,000 of Notes at the public offering price to cover any over-allotments.
_______________
Bear, Stearns & Co. Inc.
July 31, 2007

SUMMARY

This summary highlights selected information from the accompanying prospectus, prospectus supplement and this pricing supplement to help you understand the Notes. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries.

The Bear Stearns Companies Inc. 17-Month 100% Principal Protected “Bronze Medal” Notes Linked to the S&P 500® Index, the Dow Jones EURO STOXX 50® Index, or the Nikkei 225™ Index, Due December 31, 2008 (the “Notes”) are Notes whose return is tied or “linked” to double the Smallest Percentage Increase of the following three indices: (1) the S&P 500® Index (“SPX”); (2) the Dow Jones EURO STOXX 50® Index (“SX5E”) and (3) the Nikkei 225™ Stock Index (the “NKY”, and along with the SPX and the SX5E, each a “Reference Index”), subject to a maximum return. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes are principal protected. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash per $1,000 principal amount of Notes equal to the sum of (a) the $1,000 principal amount plus (b) the product of $1,000 multiplied by the Variable Return. The Variable Return, in turn, equals the lesser of (a) the Maximum Return (as defined below) and (b) the product of the Participation Rate (as defined below) multiplied by the smallest of the three Index Percentage Returns (the “Smallest Percentage Increase”). The Index Percentage Increase for a Reference Index is calculated as the greater of (a) 0.00% and (b) the quotient of (i) the closing level of the Reference Index on the Valuation Date (the “Final Level”) minus the closing level of the Reference Index on July 27, 2007 (the “Initial Level”) divided by (ii) its Initial Level.

Selected Investment Considerations

•
Principal protection—Because the Notes are principal protected if held to maturity, in no event will you receive a Cash Settlement Value less than $1,000 per Note. If the Smallest Percentage Increase is less than or equal to zero, you will receive the principal amount of the Notes.

•
Diversification—The Notes are linked to the Smallest Percentage Increase of the following three international equity indices: (1) the SPX; (2) the SX5E; and (3) the NKY. Therefore, the Notes may allow you to diversify an existing portfolio or investment.

•
Potential leverage in the increase, if any, in the Smallest Percentage Increase—The Notes may be an attractive investment for investors who have a somewhat bullish view of all three Reference Indices in the short-term. If held to maturity, the Notes allow you to participate in 200.00% of the Smallest Percentage Increase, not to exceed the maximum return of 17.00%, representing a 8.50% increase in the Initial Level of the Reference Index with the Smallest Percentage Increase.

•
Taxes—For U.S. federal income tax purposes, we intend to treat the Notes as contingent payment debt instruments. As a result, you will be required to include original issue discount (“OID”) in income during your ownership of the Notes even though no cash payments will be made with respect to the Notes until maturity. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the Notes. You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Selected Risk Considerations

•
No current income—We will not pay any interest on the Notes. The yield on the Notes therefore may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the stocks underlying any of the Reference Indices; nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange-listed—The Notes will not be listed on any securities exchange or quotation system and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

•
Liquidity—Because the Notes will not be listed on any securities exchange or quotation system, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

•
The return on the Notes is linked to the single Reference Index with the Smallest Percentage Increase over the term of the Notes—You will only benefit from the performance of the Reference Index with the Smallest Percentage Increase. Therefore, even if one or more Reference Indices increase in value, you will not benefit from any such increase if at least one Reference Index increases by a smaller value or decreases in value since the return on the Notes is linked to the Smallest Percentage Increase.

•
Maximum Return of 17.00%—You will not receive more than the maximum return of 17.00% at maturity. Because the maximum return on the Notes is 17.00%, the maximum Cash Settlement Value is $1,170.00. Therefore, the Cash Settlement Value will not reflect the full increase in the value of the Reference Index with the Smallest Percentage Increase if the Smallest Percentage Increase is greater than 8.50%.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

Reference Indices:
The Notes are linked to the Smallest Percentage Increase of the following three indices: (1) the S&P 500® Index (“SPX”); (2) the Dow Jones EURO STOXX 50® Index (“SX5E”) and (3) the Nikkei 225™ Stock Index (the “NKY”, and along with the SPX and the SX5E, each a “Reference Index”).

Reference Index Sponsors:
Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. as the sponsor of the SPX; STOXX Limited, a partnership of Deutsche Börse AG, Dow Jones & Company and the SWX Group as the sponsor of the SX5E; and Nihon Keizai Shimbun, Inc. as the sponsor of the NKY are hereinafter referred to as “Reference Index Sponsors.” See “Description of the Reference Indices” herein.

Principal Amount:
The Notes will be denominated in U.S. dollars. Each Note will be issued in minimum denominations of $1,000 and $1,000 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member state of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $1,500,000. When we refer to “Note” or “Notes” in this pricing supplement, we mean Notes each with a principal amount of $1,000.

Further Issuances:
Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Interest:	The Notes will not bear interest.

Maximum Return:	17.00%

Participation Rate:	200.00%

Cash Settlement Value:
On the Maturity Date, you will receive the Cash Settlement Value, which for each $1,000 principal amount of Notes is equal to: the sum of (a) the $1,000 principal amount plus (b) the product of $1,000 multiplied by the Variable Return.

Variable Return:
An amount determined by the Calculation Agent and equal to the lesser of: (a) the Maximum Return; and (b) the product of (i) the Participation Rate multiplied by (ii) the smallest of the three Index Percentage Increases (the “Smallest Percentage Increase”).

For purposes of determining the Variable Return:

“Index Percentage Increase” means, as of the Valuation Date and with respect to a Reference Index, the greater of (a) 0.00% and (b) the quotient, expressed as a percentage, of (i) the Final Level for that Reference Index minus its Initial Level divided by (ii) its Initial Level.

“Valuation Date” means December 29, 2008; provided that, with respect to a Reference Index, (i) if such date is not a Reference Index Business Day (as defined herein) for that Reference Index, then the Valuation Date for that Reference Index will be the next succeeding day that is a Reference Index Business Day for that Reference Index and (ii) if a Market Disruption Event (as defined herein) exists for that Reference Index on the Valuation Date, the Valuation Date for that Reference Index will be the next Reference Index Business Day for that Reference Index on which a Market Disruption Event does not exist for that Reference Index. If the Valuation Date for any Reference Index is postponed for three consecutive Reference Index Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Reference Index Business Day, that third Reference Index Business Day will be the Valuation Date for that Reference Index. If no Market Disruption Event exists with respect to a Reference Index on the Valuation Date, the determination of that Reference Index’s Final Level will be made on the Valuation Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Reference Indices.

“Initial Level” means (i) 1,458.95 with respect to the SPX; (ii) 4,244.58 with respect to the SX5E; and (iii) 17,283.81 with respect to the NKY, each representing the closing level of the respective Reference Index on July 27, 2007.

“Final Level” means, as of the Valuation Date and with respect to each Reference Index, the closing index level as reported by the relevant Reference Index Sponsor and displayed on Bloomberg Page SPX <Index> <Go> with respect to the SPX, Bloomberg Page SX5E <Index> <Go> with respect to the SX5E and Bloomberg Page NKY <Index> <Go> with respect to the NKY.

Pricing Date:	July 27, 2007.

Issue Date:	July 31, 2007.

Maturity Date:	The Notes are expected to mature on December 31, 2008; however, if the Valuation Date is postponed, the Maturity Date will be three Business Days following the Valuation Date.

Exchange Listing:	The Notes will not be listed on any securities exchange.

Reference Index Business Day:	Means any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

Business Day:
Means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Calculation Agent:	Bear, Stearns & Co. Inc.

Relevant Exchanges:
(i) The New York Stock Exchange and NASDAQ for the SPX; (ii) the major stock exchanges, respectively located in one of 17 European countries, including the London Stock Exchange, Frankfurt Stock Exchange and others for the SX5E; and (iii) the Tokyo Stock Exchange or its successor (the “TSE”) for the NKY.

Related Exchange:
Means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to a Reference Index.

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $1,000, the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior, unsecured, unsubordinated debt securities, the value of which is linked to double the Smallest Percentage Increase of the SPX, the SX5E and the NKY, subject to the Maximum Return. The Notes will not bear interest, and no other payments will be made prior to maturity. The Notes are principal protected if held to maturity. However, the Notes differ from conventional debt securities in that the Notes offer the opportunity to participate in 200% of the potential positive performance of the Reference Index with the Smallest Percentage Increase of the Reference Indices, if any, subject to a maximum return. See the section “Risk Factors” for selected risk considerations prior to making an investment in the Notes.

The Notes are expected to mature on December 31, 2008. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. You should refer to the section “Description of the Notes,” for a detailed description of the Notes prior to making an investment in the Notes.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to the section “Risk Factors” in this pricing supplement and the section “Risk Factors” in the accompanying prospectus supplement.

What will I receive at maturity of the Notes?

We have designed the Notes for investors who want to receive at least 100% of the principal amount of their Notes at maturity. On the Maturity Date, you will receive the Cash Settlement Value, which is based on the appreciation, if any, in the Reference Index with the Smallest Percentage Increase over the term of the Notes as measured by such Reference Index’s Index Percentage Increase, subject to the Maximum Return.

For each Reference Index, the Index Percentage Increase is calculated as the greater of (a) 0.00% and (b) the quotient of (i) the Final Level of such Reference Index minus its Initial Level divided by (ii) its Initial Level; where:

“Initial Level” means (i) 1,458.95 with respect to the SPX; (ii) 4,244.58 with respect to the SX5E; and (iii) 17,283.81 with respect to the NKY, each representing the closing level of the respective Reference Index on July 27, 2007.

“Final Level” means, as of the Valuation Date and with respect to each Reference Index, the closing index level as reported by the relevant Reference Index Sponsor and displayed on Bloomberg Page SPX <Index> <Go> with respect to the SPX, Bloomberg Page SX5E <Index> <Go> with respect to the SX5E and Bloomberg Page NKY <Index> <Go> with respect to the NKY.

At maturity, the Cash Settlement Value for each $1,000 principal amount of the Notes will be equal to the sum of (a) the $1,000 principal amount plus (b) the product of $1,000 multiplied by the Variable Return.

The “Variable Return” is equal to the lesser of (a) 17.00% (the “Maximum Return”) and (b) the product of (i) 200% (the “Participation Rate”) multiplied by (ii) the smallest of the three Index Percentage Increases (the “Smallest Percentage Increase”).

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

What does “principal protected” mean?

“Principal protected” means that at maturity your principal investment in the Notes will not be at risk. If the Variable Return is equal to or less than zero on the Valuation Date, the Cash Settlement Value at maturity will be $1,000. You may, however, receive less than the principal amount of the Notes if you sell your Notes prior to maturity.

Will I receive interest on the Notes?

You will not receive any periodic interest payments on the Notes. The only interest you will receive, if any, will be reflected in the Cash Settlement Value upon the maturity of the Notes.

Will there be an additional offering of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to (i) any 13-day option we grant to Bear, Stearns & Co. Inc. The price of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and levels of the Reference Indices at the time of the relevant sale.

Who publishes information regarding the Reference Indices and where can I obtain further information?

S&P 500® Index. The SPX is a capitalization weighted stock index published by Standard and Poor’s (“S&P”) and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 2, 2007, the common stocks of 427 companies or 85.4% of the market capitalization of the SPX, were traded on the New York Stock Exchange (“NYSE”) and the common stocks of 73 companies, or 14.6% of the market capitalization of the Index, were traded on The NASDAQ Global Select Market or the NASDAQ Global Market (collectively, the “NASDAQ”). As of that date, none of the common stocks included in the Index were traded on the American Stock Exchange. The SPX is quoted in U.S. dollars. You can obtain the level of the SPX from the Bloomberg service under the symbol SPX <Index> or from the S&P website at http://www.spglobal.com. Other information on the S&P website is not incorporated into this document.

Dow Jones EURO STOXX 50® Index. The SX5E is a free-float weighted index of 50 European blue-chip companies and is calculated, published and disseminated by STOXX Limited, a partnership of Deutsche Börse AG, Dow Jones & Company, Euronext Paris SA and SWX Swiss Exchange. The SX5E is currently comprised of 50 stocks that respectively trade on major stock exchanges located in one of 17 European countries, including the London Stock Exchange, Frankfurt Stock Exchange and others. The SX5E is quoted in Euros. You can obtain the level of the SX5E from the Bloomberg service under the symbol SX5E <Index> or from the Dow Jones website at http://www.djindexes.com. Other information on the Dow Jones website is not incorporated into this document.

Nikkei 225TM Stock Index. The NKY is a modified, price-weighted stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc. that measures the composite price performance of selected Japanese stocks. The NKY is currently comprised of 225 stocks that trade on the Tokyo Stock Exchange and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the NKY are stocks listed in the First Section of the Tokyo Stock Exchange. The NKY is quoted in Japanese yen. You can obtain the level of the NKY from the Bloomberg service under the symbol NKY <Index> or from the Tokyo Stock Exchange website at http://www.tse.or.jp/english/index.shtml. Other information on the Tokyo Stock Exchange website is not incorporated into this document.

How have the Reference Indices performed historically?

We have provided tables depicting the highest and lowest daily levels for each of the Reference Indices, as well as the end-of-quarter closing levels for each of the Reference Indices, for each quarter beginning with January 2002. You can find these tables in the section “Description of the Reference Indices—Historical Data on the Reference Indices.” We have provided this historical information to help you evaluate the behavior of the Reference Indices in various economic environments; however, the time period depicted is relatively limited and past performance is not indicative of the manner in which the Reference Indices will perform in the future. You should refer to the section “Risk Factors—The historical performance of the Reference Indices is not an indication of the future performance of the Reference Indices.”

What is the role of Bear, Stearns & Co. Inc.?

Bear, Stearns & Co. Inc. (“Bear Stearns”) will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them once they are begun.

Bear Stearns also will be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of the Cash Settlement Value or interest on principal to the holders of the Notes would entitle the holders, or the Trustee (as defined herein) acting on behalf of the holders, to exercise rights and remedies available under the Indenture (as defined herein). If the Calculation Agent uses its discretion to make a determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the holders. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the Smallest Percentage Increase, they may be appropriate for investors with specific investment horizons who seek to participate in the potential price appreciation of the Reference Indices. In particular, the Notes may be an attractive investment for you if you:

•	want 200% leveraged upside exposure (subject to the Maximum Return) to global equity markets as represented by the Reference Index with the Smallest Percentage Increase;

•	seek a 100% principal protected, relatively short-term (17-month) investment and are willing to hold the Notes until maturity;

•	have a somewhat bullish view of all three Reference Indices over the term of the Notes;

•
understand that the Reference Indices may not move in tandem and that you will not benefit from increases in one or more Reference Indices if at least one other Reference Index increases by a smaller value or decreases in value; and

•	are willing to forgo interest payments or dividend payments on the stocks underlying the Reference Indices.

The Notes may not be a suitable investment for you if:

•	you seek current income or dividend payments from your investment;

•	you are unable or unwilling to hold the Notes until maturity;

•	you seek an investment with an active secondary market;

•	you believe that all three Reference Indices will outperform the Maximum Return during the term of the Notes; or

•	you do not have a bullish view of all three Reference Indices over the term of the Notes.

What are the U.S. federal income tax consequences of investing in the Notes?

We intend to treat the Notes as contingent payment debt instruments for federal income tax purposes. Therefore, a U.S. Holder of a Note will be required to include OID in gross income over the term of the Note even though no cash payments will be made with respect to the Notes until maturity. The amount of OID includible in each year is based on the “comparable yield.” In addition, we will compute a “projected payment schedule” that reflects a single payment at maturity that produces the comparable yield. The comparable yield and the projected payment schedule are neither predictions nor guarantees of the actual yield on the Notes or the actual payment at maturity. If the amount we actually pay at maturity is, in fact, less than the amount reflected on the projected payment schedule, then a U.S. Holder would have recognized taxable income in periods prior to maturity that exceeds the U.S. Holder’s economic income from holding the Note during such periods (with an offsetting ordinary loss). If a U.S. Holder disposes of the Note prior to maturity, the U.S. Holder will be required to treat any gain recognized upon the disposition of the Note as ordinary income (rather than capital gain). You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or church plan subject to any similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code, any applicable regulations or otherwise, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” in this pricing supplement before investing in the Notes.

RISK FACTORS

Your investment in the Notes involves a degree of risk similar to investing in the Reference Indices. Your investment in the Notes will be subject to risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a loss with respect to their investment in the Notes if they sell the Notes prior to maturity. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the Reference Indices will fluctuate. We have no control over a number of matters that may affect the value of the Notes, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

Your Notes are principal protected only if you hold the Notes until maturity.

The Notes are principal protected only if you hold your Notes until the Maturity Date. You should be aware that if you sell your Notes in the secondary market you will not receive principal protection on the Notes sold and you may receive less than 100% of the principal amount of your Notes.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Your return on the Notes is linked to the Smallest Percentage Increase.

If the Final Level of any of the three Reference Indices is less than its respective Initial Level, the Cash Settlement Value will be equal to the principal amount of your Notes regardless of any appreciation in the levels of any other Reference Index. For example, if the Final Level of one of the Reference Indices is less than its respective Initial Level, and the Final Levels of each of the other two Reference Indices are higher than their respective Initial Levels, you will not receive any amount in excess of the principal amount of your Notes. Therefore, you may receive a return that is less than the return you would earn on a conventional debt instrument with the same term, notwithstanding the positive performance of one or more other Reference Indices.

Owning the Notes is not the same as having rights in the securities underlying the Reference Indices.

Even if all three of the Reference Indices increase above their respective Initial Levels during the term of the Notes, the trading value of the Notes may not increase by the same amount. It is also possible for the Variable Return to increase while the trading value of the Notes declines.

You must rely on your own evaluation of the merits of an investment linked to the Reference Indices.

In the ordinary course of our business, we may from time to time express views on expected movements in the Reference Indices and the securities underlying the Reference Indices. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the Reference Indices and the securities underlying the Reference Indices and not rely on our views with respect to future movements in these industries and stocks. You should make such investigation as you deem appropriate as to the merits of an investment linked to the Reference Indices.

Your yield will not reflect dividends on the underlying stocks that comprise the Reference Indices.

The Reference Indices do not reflect the payment of dividends or other distributions on the securities underlying the Reference Indices. Therefore, the yield you will receive by holding the Notes to maturity will not be the same as if you had purchased the securities underlying the Reference Indices and held them for a similar period. You should refer to the section “Description of the Notes” for a detailed description of the notes prior to making an investment in the Notes.

Tax Consequences.

For U.S. federal income tax purposes, we intend to treat the Notes as contingent payment debt instruments. As a result, U.S. Holders will be required to include OID in income during their ownership of the Notes even though no cash payments will be made with respect to the Notes until maturity. The amount of OID includible in each year is based on the “comparable yield.” In addition, we have computed a “projected payment schedule” that reflects a single payment at maturity that produces the comparable yield. The comparable yield and the projected payment schedule are neither predictions nor guarantees of the actual yield on the Notes or the actual payment at maturity. If the amount we actually pay at maturity is, in fact, less than the amount reflected on the projected payment schedule, then a U.S. Holder would have recognized taxable income in periods prior to maturity that exceeds the U.S. Holder’s economic income from holding the Note during such periods (with an offsetting ordinary loss). Additionally, U.S. Holders will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the Notes. You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the levels of the Reference Indices will fluctuate in accordance with changes in the financial condition of the companies issuing the securities comprising the Reference Indices, the prices of the underlying securities comprising the Reference Indices generally and other factors. The financial condition of the companies issuing the securities underlying the Reference Indices may become impaired or the general condition of the global equity market may deteriorate, either of which may cause decreases in the levels of the Reference Indices and thus in the value of the Notes. Common stocks are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the underlying securities comprising the Reference Indices change. Investor perceptions regarding the companies issuing the securities comprising the Reference Indices are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The levels of the Reference Indices are expected to fluctuate until the Maturity Date.

The historical performance of the Reference Indices is not an indication of the future performance of the Reference Indices.

The historical performance of the Reference Indices which is included in this pricing supplement, should not be taken as an indication of the future performance of the Reference Indices. While the trading prices of the underlying securities comprising the Reference Indices will determine the Variable Return, it is impossible to predict whether the Variable Return will fall or rise. Trading prices of the underlying securities comprising the Reference Indices will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying securities are traded, in particular, and by various circumstances that can influence the prices of the underlying securities in a specific market segment or the price of a particular underlying stock.

The Cash Settlement Value will not be adjusted for changes in currency exchange rates.

Although the securities underlying certain of the Reference Indices are traded in currencies other than the U.S. dollar and the Notes are denominated in U.S. dollars, the amount payable on the Maturity Date will not be adjusted for the currency exchange rates in effect on the Maturity Date. Any amount in addition to the principal amount of each Note payable to you on the Maturity Date is based solely upon the percentage increase in the Variable Return. Changes in exchange rates, however, may reflect changes in various international economies, which in turn may affect the levels of the Reference Indices and the trading value of the Notes.

The securities underlying certain Reference Indices trade at different times; however, if an active secondary market develops, the Notes may trade only during regular trading hours in the United States.

The hours of trading for the Notes may not conform to the hours during which the securities underlying certain of the Reference Indices are traded. To the extent that U.S. markets are closed while other markets remain open, significant price and rate movements may take place in the markets for the securities comprising certain of the Reference Indices that will not be reflected immediately in the price of the Notes.

As a result of the time difference among the cities where the securities underlying certain of the Reference Indices trade, and New York City (where the Notes may trade), there may be discrepancies between the levels of the Reference Indices, and the trading prices of the Notes. In addition, there may be periods when the international securities markets are closed for trading (for example during holidays in an applicable country), causing the level of a particular Reference Index to remain unchanged for multiple New York City trading days.

Your return may be affected by factors affecting international securities markets.

The securities underlying certain of the Reference Indices are issued by international companies. Investors should be aware that investments linked to the value of international equity securities might involve particular risks. The international securities markets may have less liquidity and could be more volatile than U.S. or other longer-established international securities markets. Direct or indirect government intervention to stabilize the international securities markets, as well as cross-shareholdings in international companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about international companies than about those U.S. companies that are subject to the reporting requirements of the SEC; and international companies are often subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The other special risks associated with investments linked to the value of international equity securities may include, but are not necessarily limited to: the imposition of taxes; higher transaction and custody costs; settlement delays and risk of loss; difficulties in enforcing contracts; less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; governmental interference; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of certain of the Reference Indices and, as a result, the Cash Settlement Value may be adversely affected.

The prices and performance of securities underlying the Reference Indices also may be affected by political, economic, financial and social factors. In addition, recent or future changes in the government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the international securities markets. Moreover, the applicable international economies may differ favorably or unfavorably from that of the United States.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the level and volatility of the Reference Indices, whether the closing levels of all of the Reference Indices are greater than or equal to their initial levels, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the Smallest Percentage Increase is less than, equal to or not sufficiently above zero. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

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Value of the Reference Indices. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the Variable Return at any given time is greater than zero. If you decide to sell your Notes when the Variable Return is greater than zero, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that Variable Return because of expectations that the Variable Return will continue to fluctuate until the Cash Settlement Value is determined.

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Volatility of the Reference Indices. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Reference Indices increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the Variable Return will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Reference Indices on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

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Correlation among the level of the Reference Indices. Correlation is the extent to which the levels of the Reference Indices increase or decrease to the same degree at the same time. To the extent that correlation among the Reference Indices changes, the volatility of the Reference Indices may change and the value of the Notes may be adversely affected.

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Interest rates. We expect that the trading value of the Notes will be affected by changes in interest rates. In general, if interest rates increase, the value of outstanding debt securities tends to decrease; conversely, if interest rates decrease, the value of outstanding debt securities tends to increase. Interest rates may also affect the economy and, in turn, the level of the Reference Indices, which may affect the value of the Notes. Rising interest rates may lower the level of the Reference Indices and, thus, the value of the Notes.

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Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A1 by Moody’s Investor Service, Inc. and A+ by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the level of the Reference Indices, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

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Time remaining to maturity. As the time remaining to maturity of the Notes decreases, the “time premium” associated with the Notes will decrease. A “time premium” results from expectations concerning the levels of the Reference Indices during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes. As the time remaining to maturity decreases, the trading value of the Notes and the supplemental return may be less sensitive to the volatility of the Reference Indices.

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Dividend yield. The value of the Notes may also be affected by the dividend yields on the stocks in the Reference Indices. In general, because the Reference Indices do not incorporate the value of dividend payments, higher dividend yields will likely reduce the value of the Notes and, conversely, lower dividend yields are expected to increase the value of the Notes.

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Volatility of currency exchange rates. The exchange rates between the U.S. dollar and the foreign currencies in which the securities underlying certain of the Reference Indices are denominated are foreign exchange spot rates that measure the relative values of two currencies: the particular currency in which the securities underlying a particular Reference Index are denominated and the U.S. dollar. The spot rate is expressed as a rate that reflects the amount of the particular currency that can be purchased for one U.S. dollar. If the volatility of the exchange rate between the U.S. dollar and any of the foreign currencies in which the securities underlying certain of the Reference Indices are denominated changes, the trading value of the Notes may be adversely affected.

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Correlation between currency exchange rates and the Reference Indices. Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and each of the foreign currencies in which the securities underlying certain of the Reference Indices are denominated and the percentage changes between each Reference Index. If the correlation between the relevant exchange rates and the particular Reference Index changes, the trading value of the Notes may be adversely affected.

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Events involving the companies issuing the securities comprising the Reference Indices. General economic conditions and earnings results of the companies whose securities comprise the Reference Indices, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. Some of the securities underlying the Reference Indices may be affected by mergers and acquisitions, which can contribute to volatility of the Reference Indices. As a result of a merger or acquisition, one or more securities in the Reference Indices may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Reference Index.

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Size and liquidity of the trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market to develop. There may not be an active secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If an active secondary market does develop, there can be no assurance that there will be liquidity in the secondary market. If the secondary market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity.

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Inclusion of commission. The inclusion of commissions and projected profit from hedging in the initial public offering price of the Notes is likely to adversely affect secondary market prices. Assuming no change in the market conditions or any other relevant factors, the price, if any, at which Bear Stearns may be willing to purchase the Notes in secondary market transactions may be lower than the original price of the Notes, because the original price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of dealer discounts, mark-ups or other transaction costs.

Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future, nor can we predict the price at which any such bids will be made.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in the level of the Variable Return.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the stocks underlying the Reference Indices. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. The Cash Settlement Value, if any, will be paid in cash, and you will have no right to receive delivery of any stocks underlying the Reference Indices.

Reported Reference Index levels may be based on non-current information.

If trading is interrupted in the securities underlying certain of the Reference Indices, publicly available information regarding the Variable Return may be based on the last reported prices or levels. As a result, publicly available information regarding reported Reference Index levels may at times be based on non-current information.

Risks associated with the Reference Indices may adversely affect the market price of the Notes.

Because the Notes are linked to changes in the levels of equity indices representing three specific geographic sectors, the Notes will be less diversified than funds or investment instruments investing in a broader range of international securities and, therefore, could experience greater volatility.

Suspensions or disruptions of market trading in the equity securities markets may adversely affect the Cash Settlement Value at maturity and/or the market value of the Notes.

The equity securities markets are subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators and potential government regulation and intervention. Suspension or other disruptions of market trading in the securities underlying certain of the Reference Indices could adversely affect the levels of those Reference Indices and, therefore, the Cash Settlement Value and/or the trading value of the Notes.

Adjustments to the Reference Indices could adversely affect the value of the Notes.

The policies of a Reference Index Sponsor concerning additions, deletions and substitutions of the securities underlying the applicable Reference Index and the manner in which that Reference Index Sponsor takes account of certain changes affecting those underlying securities may affect the level of the Reference Index and thus the Variable Return. You should realize that changes in the companies included in a Reference Index may affect the Reference Index, as a newly-added company may perform significantly better or worse than the company or companies it replaces. The Reference Index Sponsor also may discontinue or suspend calculation or dissemination of that Reference Index or materially alter the methodology by which it calculates that Reference Index. Any such actions could affect the value of the Notes.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Cash Settlement Value, or deciding whether a Market Disruption Event (as defined herein) has occurred. You should refer to “Description of the Notes—Discontinuance of one or more Reference Indices,” “—Adjustments to the Reference Indices” and “—Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. See “Description of the Notes—Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, engage in transactions involving the securities underlying the Reference Indices for their proprietary accounts, and for other accounts under their management. These transactions may influence the value of such securities, and therefore the level of the respective Reference Index. BSIL, an affiliate of Bear Stearns, or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and BSIL’s obligations under our hedge.

Changes that affect the calculation of a Reference Index will affect the trading value of the Notes and the amount you will receive at maturity.

The Reference Index Sponsor is responsible for calculating and maintaining the Reference Indices. The policies of a Reference Index Sponsor concerning the calculation of a Reference Index will affect the level of the Reference Index and, therefore, the trading value of the Notes and the Cash Settlement Value.

If a Reference Index Sponsor discontinues or suspends calculation or publication of a Reference Index, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If a Reference Index Sponsor discontinues or suspends calculation of a Reference Index at any time prior to the Maturity Date and a Successor Reference Index is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable on the Maturity Date by reference to a group of stocks and a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Reference Index. In addition, if the method of calculating a Reference Index (or a Successor Reference Index) is changed in a material respect, or if a Reference Index (or a Successor Reference Index) is in any other way modified so that such Reference Index (or Successor Reference Index) does not, in the opinion of the Calculation Agent, fairly represent the level of the Reference Index (or Successor Reference Index) had such changes or modifications not been made, the Calculation Agent will make such calculations and adjustments as may be necessary to arrive at a level of a security index comparable to the Reference Index (or Successor Reference Index) as if such changes or modifications had not been made. In each such event, the Calculation Agent’s determination of the value of the Notes will affect the amount you will receive at maturity. See “Description of the Notes” and “Description of the Reference Indices.”

We cannot control actions by any of the companies whose securities are included in any Reference Index.

The common stock of The Bear Stearns Companies Inc. is an underlying stock of the SPX. We are not affiliated with any of the other companies whose securities underlie the Reference Indices. However, we may currently, or in the future, engage in business with these companies. Actions by any company whose security is part of a Reference Index may have an adverse effect on the price of the company’s securities, the trading price of and the closing level of the Reference Index and the Variable Return, and the trading value of the Notes. None of those companies are involved in this offering or has any obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These other companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These other companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you under the Notes on the Maturity Date.

Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the securities underlying the Reference Indices (other than with respect to our common stock) or the Reference Indices. You should make your own investigation into the companies underlying each Reference Index.

We and our affiliates have no affiliation with any Reference Index Sponsor and are not responsible for any Reference Index Sponsor’s public disclosure of information.

We and our affiliates are not affiliated in any way with any Reference Index Sponsor (except for the licensing arrangements discussed in the section “Description of the Reference Indices—License Agreements”) and have no ability to control or predict any Reference Index Sponsor’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the applicable Reference Index. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Reference Indices or the Reference Index Sponsors contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Reference Indices and the Reference Index Sponsors. The Reference Index Sponsors are not involved in any way in the offering of the Notes and have no obligation to consider your interests as an owner of Notes when they take any actions that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the stocks underlying the Reference Indices, the Index Percentage Increases, the Variable Return, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell shares of the securities underlying the Reference Indices or derivative instruments related to those securities for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes and other instruments. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those securities or the level of the respective Reference Index in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s expected cost of providing such hedge and the profit BSIL expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Hedging activities we or our affiliates may engage in may affect the level of the Reference Indices and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the securities that underlie the Reference Indices, or derivative or synthetic instruments related to those securities or the Reference Indices, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the securities that underlie the Reference Indices. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the level of the Variable Return, we cannot assure you that these activities will not affect such level and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports relating to the Reference Indices or the companies issuing the securities included in the Reference Indices. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market prices of the securities included in the Reference Indices and, therefore, the value of the Notes.

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to a Reference Index thereof. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the securities included in the Reference Indices, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Valuation Date, a Market Disruption Event has occurred or is continuing, the determination of the Cash Settlement Value by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes—Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be structurally subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $1,500,000. The Notes are expected to mature on December 31, 2008 and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $1,000; provided, however, that the minimum purchase for any purchaser domiciled in a member state of the European Economic Area shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Future Issuances

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding Notes of this series, plus the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to any 13-day option we grant to Bear Stearns. The prices of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and levels of the Reference Indices at the time of the relevant sale.

Interest

We will not make any periodic payments of interest on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

Payment at Maturity

Your investment is principal protected only if you hold the Notes until maturity. On the Maturity Date, you will receive the Cash Settlement Value, which is based on the appreciation, if any, in the Reference Index with the Smallest Percentage Increase over the term of the Notes as measured by such Reference Index’s Index Percentage Increase, subject to the Maximum Return.

The Notes are linked to double the Smallest Percentage Increase of the following indices: (1) the S&P 500® Index (“SPX”); (2) the Dow Jones EURO STOXX 50® Index (“SX5E”) and (3) the Nikkei 225™ Stock Index (the “NKY”, and along with the SPX and the SX5E, each a “Reference Index”), subject to a maximum return.

At maturity, the Cash Settlement Value for each $1,000 principal amount of the Notes will be equal to:

$1,000 principal amount + [$1,000 x Variable Return].

The “Variable Return” is an amount determined by the Calculation Agent and equal to the lesser of (a) the Maximum Return and (b) the product of the Participation Rate multiplied by the Smallest Percentage Increase.

The “Index Percentage Increase”, as of the Valuation Date and with respect to a Reference Index, is equal to the greater of (a) 0.00% and (b) the quotient, expressed as a percentage, of (i) the Final Level for that Reference Index minus its Initial Level divided by (ii) its Initial Level.

The “Valuation Date” means December 29, 2008 provided that, with respect to a Reference Index, (i) if such date is not a Reference Index Business Day (as defined herein) for that Reference Index, then the Valuation Date for that Reference Index will be the next succeeding day that is a Reference Index Business Day for that Reference Index and (ii) if a Market Disruption Event (as defined herein) exists for that Reference Index on the scheduled Valuation Date, the Valuation Date for that Reference Index will be the next Reference Index Business Day for that Reference Index on which a Market Disruption Event does not exist for that Reference Index. If the Valuation Date for any Reference Index is postponed for three consecutive Reference Index Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Reference Index Business Day, such third Reference Index Business Day will be the Valuation Date for that Reference Index. If no Market Disruption Event exists with respect to a Reference Index on the scheduled Valuation Date, the determination of that Reference Index’s Final Level will be made on the scheduled Valuation Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Reference Indices.

The “Initial Level” means (i) 1,458.95 with respect to the SPX; (ii) 4,244.58 with respect to the SX5E; and (iii) 17,283.81 with respect to the NKY, each representing the closing level of the respective Reference Index on July 27, 2007.

The “Final Level” means, as of the Valuation Date and with respect to each Reference Index, the closing index level as reported by the relevant Reference Index Sponsor and displayed on Bloomberg Page SPX <Index> <Go> with respect to the SPX, Bloomberg Page SX5E <Index> <Go> with respect to the SX5E and Bloomberg Page NKY <Index> <Go> with respect to the NKY.

The “Participation Rate” is 200%.

The “Maximum Return” is 17.00%.

The “Pricing Date” is July 27, 2007.

The “Issue Date” is July 31, 2007.

A “Reference Index Business Day” means any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

A “Business Day” is any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

The Maturity Date for the Notes is expected to be December 31, 2008; however, if the Valuation Date is postponed with respect to any Reference Index, the Maturity Date will be three Business Days following the postponed Valuation Date, as described herein.

The “Calculation Agent” is Bear, Stearns & Co. Inc.

The “Relevant Exchanges” are the New York Stock Exchange and NASDAQ for the SPX; major stock exchanges, respectively located in one of 17 European countries, including the London Stock Exchange, Frankfurt Stock Exchange and others for the SX5E; and the Tokyo Stock Exchange or its successor (the “TSE”) for the NKY.

A “Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

Illustrative Examples

The following tables are for illustrative purposes and are not indicative of the future performance of the Reference Indices or the future value of the Notes.

The following table demonstrates the hypothetical Cash Settlement Value of a Note based on the assumptions outlined below. The table does not purport to be representative of every possible scenario concerning increases or decreases in the Reference Indices. You should not construe this table as an indication or assurance of the expected performance of the Notes. Actual returns may be different. The table demonstrating the hypothetical Cash Settlement Value of a Note is based on the following assumptions:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•	The Initial Level for the SPX is equal to 1,550.00.

•	The Initial Level for the SX5E is equal to 4,600.00.

•	The Initial Level for the NKY is equal to 18,500.00.

•	The Maximum Return is 17.00%.

•	The Participation Rate is 200.00%.

•	All returns are based on an 17-month term, pre-tax basis.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Example 1: The Smallest Percentage Increase multiplied by the Participation Rate is greater than the Maximum Return.

In this example, the levels of all three Reference Indices increase by more than 8.50% relative to their Initial Levels.

	SPX	SX5E	NKY
Initial Level	1,550.00	4,600.00	18,500.00
Final Level	1,737.40	5,305.64	20,586.80
(Final Level - Initial Level) / Initial Level	12.09%	15.34%	11.28%

On the Valuation Date, the Index Percentage Increase for SPX would be 12.09%, the Index Percentage Increase for SX5E would be 15.34%, and the Index Percentage Increase for NKY would be 11.28%, each calculated as follows:

In this example, the Smallest Percentage Increase would be the Index Percentage Increase of the NKY (11.28%).

The Variable Return, using the formula below, would equal 17.00%:

Variable Return:

= minimum [(Smallest Percentage Increase x Participation Rate), Maximum Return]

= minimum [(11.28% * 200%), 17.00%]

= minimum [22.56%, 17.00%]

= 17.00%

The Cash Settlement Value, using the formula below, would equal $1,170.00:

Cash Settlement Value

= $1,000 + [$1,000 x Variable Return]

= $1,000 + [$1,000 x 17.00%]

= $1,000 + $170

= $1,170

Example 2: The Smallest Percentage Increase multiplied by the Participation Rate is greater than zero, but less than the Maximum Return.

In this example, the levels of all three Reference Indices increase relative to their respective Initial Levels, but the Smallest Percentage Increase multiplied by the Participation Rate does not exceed the Maximum Return.

	SPX	SX5E	NKY
Initial Level	1,550.00	4,600.00	18,500.00
Final Level	1,643.70	4,952.82	19,543.40
(Final Level - Initial Level) / Initial Level	6.05%	7.67%	5.64%

On the Valuation Date, the Index Percentage Increase for SPX would be 6.05%, the Index Percentage Increase for SX5E would be 7.67%, and the Index Percentage Increase for NKY would be 5.64%, each calculated as follows:

In this example, the Smallest Percentage Increase would be the Index Percentage Increase of the NKY (5.64%).

The Variable Return, using the formula below, would equal 11.28%:

Variable Return:

= minimum [(Smallest Percentage Increase x Participation Rate), Maximum Return]

= minimum [(5.64% * 200%), 17.00%]

= minimum [11.28%, 17.00%]

= 11.28%

The Cash Settlement Value, using the formula below, would equal $1,112.80:

Cash Settlement Value

= $1,000 + [$1,000 x Variable Return]

= $1,000 + [$1,000 x 11.28%]

= $1,000 + $112.80

= $1,112.80

Example 3: The Final Level is less than the Initial Level for at least one Reference Index.

In this example, at least one Reference Index declines in value over the course of the Notes.

	SPX	SX5E	NKY
Initial Level	1,550.00	4,600.00	18,500.00
Final Value	1,643.70	4,952.82	16,413.20
(Final Level - Initial Level) / Initial Level	6.05%	7.67%	-11.28%

On the Valuation Date, the Index Percentage Increase for SPX would be 6.05%, the Index Percentage Increase for SX5E would be 7.67%, and the Index Percentage Increase for NKY would be 0.00%, each calculated as follows:

In this example, the Smallest Percentage Increase would be the Index Percentage Increase of the NKY (0.00%).

The Variable Return, using the formula below, would equal 0.00%:

Variable Return:

= minimum [(Smallest Percentage Increase x Participation Rate), Maximum Return]

= minimum [(0.00% * 200%), 17.00%]

= minimum [0.00%, 17.00%]

= 0.00%

The Cash Settlement Value, using the formula below, would equal $1,000.00:

Cash Settlement Value

= $1,000 + [$1,000 x Variable Return]

= $1,000 + [$1,000 x 0.00%]

= $1,000 + $0

= $1,000.00

Discontinuance of one or more Reference Indices

If a Reference Index Sponsor discontinues publication of or otherwise fails to publish any Reference Index and such Reference Index Sponsor or another entity publishes a successor or substitute Reference Index that the Calculation Agent determines to be comparable to the discontinued Reference Index (the new Reference Index being referred to as a “Successor Reference Index”), then the Final Level for that Reference Index will be determined by reference to the level of the Successor Reference Index at the close of trading on the Relevant Exchanges or markets for the Successor Reference Index on the Valuation Date.

Upon any selection by the Calculation Agent of a Successor Reference Index, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. If a Successor Reference Index is selected by the Calculation Agent, the Successor Reference Index will be used as a substitute for the Reference Index for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the Reference Index.

If a Reference Index is discontinued or if a Reference Index Sponsor fails to publish the Reference Index prior to, and such discontinuance is continuing on, the Valuation Date and the Calculation Agent determines that no Successor Reference Index is available at such time, then the Calculation Agent will determine the level to be used for the Final Level for the Valuation Date. The Final Level to be used for that Valuation Date will be computed by the Calculation Agent in accordance with the formula for and method of calculating that Reference Index last in effect prior to the discontinuance, failure or modification but using only those securities that comprised that Reference Index immediately prior to such discontinuance, failure or modification. In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

Notwithstanding these alternative arrangements, discontinuance of the publication of a Reference Index may adversely affect the value of, and trading in, the Notes.

Adjustments to the Reference Indices

If at any time the method of calculating a Reference Index or a Successor Reference Index is changed in a material respect, or if a Reference Index or a Successor Reference Index is in any other way modified so that such Reference Index or Successor Reference Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Reference Index or Successor Reference Index had such changes or modifications not been made, then, for purposes of calculating the Final Level for such Reference Index or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as, the Calculation Agent determines may be necessary in order to arrive at a level of a Reference Index comparable to the applicable Reference Index or Successor Reference Index, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the Reference Indices thereof) with reference to the Reference Index or the Successor Reference Index, as adjusted. Accordingly, if the method of calculating a Reference Index or Successor Reference Index is modified so that the level of that Reference Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Reference Index), then the Calculation Agent will adjust that Reference Index in order to arrive at a level of the Reference Index or the Successor Reference Index as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

In the event that, on the Valuation Date, the Final Level is not calculated by the Reference Index Sponsor but is calculated by a third party acceptable to the Calculation Agent, the Calculation Agent will use such third party’s calculation as its reference for determining the value of the respective Reference Index.

Market Disruption Events

If there is a Market Disruption Event with respect to a Reference Index on the Valuation Date, the Final Level of that Reference Index will be determined on the first succeeding Reference Index Business Day on which there is no Market Disruption Event (with such succeeding Reference Index Business Day being deemed the Valuation Date in respect of the disrupted Reference Index). In no event, however, will the Valuation Date for a Reference Index be a date that is postponed by more than three Reference Index Business Days following the original date that, but for the Market Disruption Event, would have been the Valuation Date. In that case, the third Reference Index Business Day will be deemed to be the Valuation Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the level of such Reference Index on that third Reference Index Business Day in accordance with the formula for and method of calculating the applicable underlying Reference Index in effect prior to the Market Disruption Event using the closing price of each security in such Reference Index as described above (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s estimate of the closing price that would have prevailed but for such suspension or limitation) as of that third Reference Index Business Day. If no Market Disruption Event exists with respect to a Reference Index, the Final Level of that Reference Index shall be determined on the scheduled Valuation Date. In the event of a Market Disruption Event on the scheduled Valuation Date, the Maturity Date will be three Business Days following the final postponed Valuation Date.

A “Market Disruption Event” with respect to a Reference Index means the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a) any suspension of or limitation imposed on trading by any Relevant Exchange or Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the Relevant Exchanges or Related Exchanges or otherwise, (A) relating to securities that, in the aggregate, comprise 20.00% or more of the level of the Reference Index or (B) in futures or options contracts relating to the Reference Index on any Related Exchange;

(b) any event (other than an event described in (c) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, securities that, in the aggregate, comprise 20.00% or more of the level of the Reference Index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Index on any Related Exchange;

(c) the closure on any Reference Index Business Day of any Relevant Exchange relating to securities that comprise, in the aggregate, 20.00% or more of the level of the Reference Index or any Related Exchange prior to its weekday closing time, without regard to after hours or any other trading outside of the regular trading session hours, unless such earlier closing time is announced by such Relevant Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Relevant Exchange or Related Exchange on such Reference Index Business Day for such Relevant Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the Relevant Exchange system for execution at the close of trading on such Reference Index Business Day for such Relevant Exchange or Related Exchange; or

(d) any Reference Index Business Day on which any Relevant Exchange or Related Exchange fails to open for trading during its regular trading session.

For the purposes of determining whether a Market Disruption Event in respect of the Reference Index exists at any time, if a Market Disruption Event occurs in respect of a security included in the Reference Index at any time, then the relevant percentage contribution of that security to the level of the Reference Index shall be based on a comparison of (x) the portion of the level of the Reference Index attributable to that security and (y) the overall level of the Reference Index, in each case immediately before the occurrence of such Market Disruption Event.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Index.

“Relevant Exchange” means (i) the New York Stock Exchange and NASDAQ for the SPX; (ii) the major stock exchanges, respectively located in one of 17 European countries, including the London Stock Exchange, Frankfurt Stock Exchange and others for the SX5E; and (iii) the Tokyo Stock Exchange or its successor (the “TSE”) for the NKY.

“Reference Index Business Day” means any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

For purposes of the above definition:

(a) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange, and

(b) for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, NASD Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, NASD or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a holder of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the holders of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to holders would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE REFERENCE INDICES

All disclosures contained in this Supplement regarding the Reference Indices are derived from publicly available information. Neither the Bank nor any Agent takes any responsibility for the accuracy or completeness of such information.

The S&P 500® Index (“SPX”)

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its Reference Indices, from publicly available sources. That information reflects the policies of and is subject to change by Standard & Poor’s. Standard & Poor’s is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

Standard & Poor’s publishes the SPX. The SPX is a capitalization-weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of July 2, 2007, shares of 427 companies included in the SPX are traded on the New York Stock Exchange and shares of 73 companies included in the SPX are traded on The NASDAQ Global Select Market or the NASDAQ Global Market (collectively, the “NASDAQ”). Standard & Poor’s chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of July 2, 2007, indicated in parenthesis: Industrials (53), Utilities (32), Telecommunication Services (9), Materials (28), Information Technology (73), Energy (32), Consumer Staples (39), Consumer Discretionary (89), Healthcare (54) and Financials (91). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SPX” and on the Standard & Poor’s website (http://www.spglobal.com). Information contained in the Standard & Poor’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

Standard & Poor’s currently computes the SPX as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each Reference Index stock as determined as of that time (referred to as the “market value” of that stock);

(ii) the market values of all Reference Index stocks as of that time are aggregated;

(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “Base Value”);

(v) the current aggregate market value of all Reference Index stocks is divided by the Base Value; and

(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While Standard & Poor’s currently employs the above methodology to calculate the SPX, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the performance of the SPX.

Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a Reference Index stock that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by Standard & Poor’s of particular Reference Index stocks in the SSPX, and

•	other reasons.

In these cases, Standard & Poor’s first recalculates the aggregate market value of all Reference Index stocks, after taking account of the new market price per share of the particular Reference Index stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all Reference Index stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, Standard & Poor’s’ standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an Index Reference Index’s market value.

License Agreement with Standard and Poor’s

The Company has entered or expects to enter into a non-exclusive license agreement with Standard & Poor’s providing for the license to us, in exchange for a fee, of the right to use the SPX, which is owned and published by Standard & Poor’s, in connection with certain securities, including the Notes.

The license agreement between Standard & Poor’s and us provides that the following language must be set forth in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Standard & Poor’s only relationship to us is the licensing of certain trademarks, trade names and service marks of Standard & Poor’s and of the SPX, which is determined, composed and calculated by Standard & Poor’s without regard to us or the Notes. Standard & Poor’s has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the SPX. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at which Notes are sold, or quantities of the Notes to be issued or in the determination or calculation of the amount payable at maturity. Standard & Poor’s has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

Standard & Poor’s does not guarantee the accuracy and/or the completeness of the SPX or any data included therein and Standard & Poor’s shall have no liability for any errors, omissions, or interruptions therein. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the SPX or any data included therein. Standard & Poor’s makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the SPX or any data included therein. Without limiting any of the foregoing, in no event shall Standard & Poor’s have any liability for any lost profits or indirect, punitive, special, or consequential damages or losses, even if notified of the possibility thereof. There are no third party beneficiaries or any agreements or arrangements between Standard & Poor’s and the Company.”

Historical Data on the SPX

The following table sets forth the month-end closing index levels of the SPX for each month in the period from January 1998 through June 2007. The SPX’s closing index levels listed below were obtained from the Bloomberg, without independent verification by the Company. The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given that the level of the SPX will increase relative to its the Initial Level during the term of the Notes.

The closing index level of the SPX on July 27, 2007 was 1,458.95.

Month End Closing Reference Index Levels: January 1998-June 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	980.28	1,279.64	1,394.46	1,366.01	1,130.20	855.70	1,131.13	1,181.27	1,280.08	1,438.24
February	1,049.34	1,238.33	1,366.42	1,239.94	1,106.73	841.15	1,144.94	1,203.60	1,280.66	1,406.82
March	1,101.75	1,286.37	1,498.58	1,160.33	1,147.39	848.18	1,126.21	1,180.59	1,294.83	1,420.86
April	1,111.75	1,335.18	1,452.43	1,249.46	1,076.92	916.92	1,107.30	1,156.85	1,310.61	1,482.37
May	1,090.82	1,301.84	1,420.60	1,255.82	1,067.14	963.59	1,120.68	1,191.50	1,270.09	1,530.62
June	1,133.84	1,372.71	1,454.60	1,224.42	989.82	974.50	1,140.84	1,191.33	1,270.20
July	1,120.67	1,328.72	1,430.83	1,211.23	911.62	990.31	1,101.72	1,234.18	1,276.66
August	957.28	1,320.41	1,517.68	1,133.58	916.07	1,008.01	1,104.24	1,220.33	1,303.82
September	1,017.01	1,282.71	1,436.51	1,040.94	815.28	995.97	1,114.58	1,228.81	1,335.85
October	1,098.67	1,362.93	1,429.40	1,059.78	885.76	1,050.71	1,130.20	1,207.01	1,377.94
November	1,163.63	1,388.91	1,314.95	1,139.45	936.31	1,058.20	1,173.82	1,249.48	1,400.63
December	1,229.23	1,469.25	1,320.28	1,148.08	879.82	1,111.92	1,211.92	1,248.29	1,418.30

The following graph illustrates the historical performance of the SPX based on the closing level on the last Reference Index Business Day of each month from January 1998 to June 2007.

The Dow Jones EURO STOXX 50® Index (“SX5E”)

The SX5E was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and the SWX Group. Publication of the SX5E began on February 28, 1998, based on an initial EURO STOXX 50® Index value of 1,000 at December 31, 1991. The SX5E is reported daily in the financial pages of many major newspapers, on Bloomberg Page SX5E <Index> <Go> and on the STOXX Limited website: http://www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this Pricing Supplement.

Computation of the SX5E

The SX5E is composed of 50 Reference Index stocks of market sector leaders from within the SX5E, which includes stocks selected from the Eurozone. The Reference Index stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. The composition of the SX5E is reviewed annually in September, based on the closing stock data on the last trading day in August. The Reference Index stocks are announced the first trading day in September. Changes to the Reference Index stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.

The SX5E is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the Reference Index stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:

Each Reference Index’s weight is capped at 10% of the SX5E Index’s total free-float market capitalization. Weights are reviewed quarterly. Within each of the SX5E market sector indices, the Reference Index stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding SX5E market sector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Any remaining stocks that are current SX5E Reference Indices are added to the selection list. The stocks on the selection list are ranked by free-float market capitalization. In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as Reference Indices. Any remaining current Reference Indices of the SX5E ranked between 41 and 60 are added as index Reference Indices. If the Reference Index number is still below 50, then the largest stocks on the selection list are added until the index contains 50 stocks.

The divisor of the aforementioned formula is adjusted to maintain the continuity of the SX5E value across changes due to corporate actions such as the issuance of dividends, the occurrence of stock splits, stock repurchase by the issuer and other reasons.

License Agreement with SX5E

The Company has entered or expects to enter into non-exclusive license agreement with EURO STOXX 50®, whereby the Company and its affiliates, in exchange for a fee, will be permitted to use the SX5E in connection with the offer and sale of the Notes.

EURO STOXX 50® and Dow Jones & Company, Inc. (“Dow Jones”) have no relationship to the Company, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes.

EURO STOXX 50® and Dow Jones do not:

•	Sponsor, endorse, sell or promote the Notes.

•	Recommend that any person invest in the Notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of Notes.

•	Have any responsibility or liability for the administration, management or marketing of the Notes.

•	Consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the SX5E or have any obligation to do so.

EURO STOXX 50® and Dow Jones will not have any liability in connection with the Notes. Specifically,

•	EURO STOXX 50® and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:

•	The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;

•	The accuracy or completeness of the SX5E and its data; and

•	The merchantability and the fitness for a particular purpose or use of the SX5E and its data.

•	EURO STOXX 50® and Dow Jones will have no liability for any errors, omissions or interruptions in the SX5E or its data.

•
Under no circumstances will EURO STOXX 50® or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if EURO STOXX 50® or Dow Jones knows that they might occur.

The licensing agreement between the Company and EURO STOXX 50® is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

Historical Data on the SX5E

The following table sets forth the month-end closing index levels of the SX5E for each month in the period from January 2002 through June 2007. The SX5E closing index levels listed below were obtained from the Bloomberg, without independent verification by the Company. The historical values of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given that the level of the SX5E will increase relative to its the Initial Level during the term of the Notes.

The closing index level of the SX5E on July 27, 2007 was 4,244.58.

Month End Closing Reference Index Levels: January 1998-June 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	2,676.03	3,547.15	4,684.48	4,779.90	3,670.26	2,248.17	2,839.13	2,984.59	3,691.41	4,178.54
February	2,878.04	3,484.24	5,182.62	4,318.88	3,624.74	2,140.73	2,893.18	3,058.32	3,774.51	4,087.12
March	3,153.32	3,559.86	5,249.55	4,185.00	3,784.05	2,036.86	2,787.49	3,055.73	3,853.74	4,181.03
April	3,120.94	3,757.87	5,303.95	4,525.01	3,574.23	2,324.23	2,787.48	2,930.10	3,839.90	4,392.34
May	3,357.77	3,629.46	5,200.89	4,426.24	3,425.79	2,330.06	2,749.62	3,076.70	3,637.17	4,512.65
June	3,406.82	3,788.66	5,145.35	4,243.91	3,133.39	2,419.51	2,811.08	3,181.54	3,648.92	4,489.77
July	3,480.63	3,638.62	5,122.80	4,091.38	2,685.79	2,519.79	2,720.05	3,326.51	3,691.87
August	2,978.12	3,769.14	5,175.12	3,743.97	2,709.29	2,556.71	2,670.79	3,263.78	3,808.70
September	2,670.97	3,669.71	4,915.18	3,296.66	2,204.39	2,395.87	2,726.30	3,428.51	3,899.41
October	2,887.11	3,922.91	5,057.46	3,478.63	2,518.99	2,575.04	2,811.72	3,320.15	4,004.80
November	3,179.09	4,314.38	4,790.08	3,658.27	2,656.85	2,630.47	2,876.39	3,447.07	3,987.23
December	3,342.32	4,904.46	4,772.39	3,806.13	2,386.41	2,760.66	2,951.01	3,578.93	4,119.94

The following graph illustrates the historical performance of the SX5E based on the closing level on the last Reference Index Business Day of each month from January 1998 to June 2007.

The Nikkei 225 Stock Index (“NKY”)

The NKY is a stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc. (“Nihon Keizai”) that measures the composite price performance of selected Japanese stocks. Nihon Keizai first calculated and published the NKY in 1970. The Nikkei 225 Stock Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nihon Keizai rules require that the 75 most liquid issues (one-third of the Reference Index count of the NKY) be included in the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods — Marine Products, Food, Retail, Services;

•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per-share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.293 as of May 21, 2007 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock, when multiplied by its Weight Factor, corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is calculated once per minute during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nihon Keizai. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a Reference Index stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nihon Keizai. Upon deletion of a stock from the Nikkei Underlying Stocks, Nihon Keizai will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nihon Keizai to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nihon Keizai.

A list of the issuers of the Nikkei Underlying Stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nihon Keizai.

License Agreement with Nihon Keizai

The Company has entered or expects to enter into non-exclusive license agreement with Nihon Keizai, whereby the Company and its affiliates, in exchange for a fee, will be permitted to use the NKY in connection with the offer and sale of the Notes.

The copyright relating to the NKY and intellectual property rights as to “Nikkei” (including in combination with other words) and the NKY and any other rights will belong to Nihon Keizai.

Nihon Keizai will be entitled to change the details of the NKY and to suspend the announcement thereof.

All the businesses and implementation relating to the use of the NKY and related intellectual property rights will be conducted exclusively at the risk of the Company and Nihon Keizei assumes no obligation or responsibility therefor.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the NKY on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter orders and balance supply and demand for the stock. The TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY, and these limitations, in turn, may adversely affect the value of the Notes.

Historical Data on the NKY

The following table sets forth the month-end closing index levels of the NKY for each month in the period from January 2002 through June 2007. The NKY closing index levels listed below were obtained from the Bloomberg, without independent verification by the Company. The historical values of the NKY should not be taken as an indication of future performance, and no assurance can be given that the level of the NKY will increase relative to its the Initial Level during the term of the Notes.

The closing index level of the NKY on July 27, 2007 was 17,283.81.

Month End Closing Reference Index Levels: January 1998-June 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	16,628.47	14,499.25	19,539.70	13,843.55	9,997.80	8,339.94	10,783.61	11,387.59	16,649.82	17,383.42
February	16,831.67	14,367.54	19,959.52	12,883.54	10,587.83	8,363.04	11,041.92	11,740.60	16,205.43	17,604.12
March	16,527.17	15,836.59	20,337.32	12,999.70	11,024.94	7,972.71	11,715.39	11,668.95	17,059.66	17,287.65
April	15,641.26	16,701.53	17,973.70	13,934.32	11,492.54	7,831.42	11,761.79	11,008.90	16,906.23	17,400.41
May	15,670.78	16,111.65	16,332.45	13,262.14	11,763.70	8,424.51	11,236.37	11,276.59	15,467.33	17,875.75
June	15,830.27	17,529.74	17,411.05	12,969.05	10,621.84	9,083.11	11,858.87	11,584.01	15,505.18	18,138.36
July	16,378.97	17,861.86	15,727.49	11,860.77	9,877.94	9,563.21	11,325.78	11,899.60	15,456.81
August	14,107.89	17,436.56	16,861.26	10,713.51	9,619.30	10,343.55	11,081.79	12,413.60	16,140.76
September	13,406.39	17,605.46	15,747.26	9,774.68	9,383.29	10,219.05	10,823.57	13,574.30	16,127.58
October	13,564.51	17,942.08	14,539.60	10,366.34	8,640.48	10,559.59	10,771.42	13,606.50	16,399.39
November	14,883.70	18,558.23	14,648.51	10,697.44	9,215.56	10,100.57	10,899.25	14,872.15	16,274.33
December	13,842.17	18,934.34	13,785.69	10,542.62	8,578.95	10,676.64	11,488.76	16,111.43	17,225.83

The following graph illustrates the historical performance of the NKY based on the closing level on the last Reference Index Business Day of each month from January 1998 to June 2007.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of Notes. As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note that is:

• an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

• a corporation (or other entity that is treated as a corporation for U.S. federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

• an estate whose income is subject to U.S. federal income taxation regardless of its source; or

• a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

• a nonresident alien individual,

• a foreign corporation,

• an estate whose income is not subject to U.S. federal income tax on a net income basis, or

• a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if no United States persons have the authority to control all of its substantial decisions.

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued there under, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only U.S. Holders that purchase Notes at initial issuance and beneficially own such Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security” or a “conversion transaction” for federal income tax purposes, or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts, or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark to market treatment; mutual funds or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

Accordingly, prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

Prospective purchasers of Notes should consult their tax advisors as to the federal, state, local, and other tax consequences to them of the purchase, ownership and disposition of Notes.

Federal Income Tax Treatment of U.S. Holders

Accruals of Original Issue Discount on the Notes

For U.S. federal income tax purposes, we intend to treat the Notes as “contingent payment debt instruments” (“CPDIs”) subject to taxation under the “noncontingent bond method.” Under the noncontingent bond method, U.S. Holders of the Notes will accrue OID over the term of the Notes based on the Notes’ “comparable yield.” As a result, U.S. Holders will be required to include OID over the term of the Notes even though no cash payments will be made with respect to the Notes until maturity.

In general, the comparable yield of a CPDI is equal to the yield at which its issuer would issue a fixed-rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. If a hedge of the CPDI is available that, if integrated with the CPDI, would produce a synthetic debt instrument with a determinable yield to maturity, the comparable yield will be equal to the yield on the synthetic debt instrument. Alternatively, if such a hedge is not available, but fixed-rate debt instruments of the issuer trade at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the value of the benchmark rate on the issue date and the spread. Under the noncontingent bond method, the issuer’s reasonable determination of a comparable yield is respected and binding on holders of the CPDI.

Based on these factors, we estimate that the comparable yield of the Notes will be an annual rate of approximately 5.46%, compounded annually. U.S. Holders may obtain the actual comparable yield by contacting The Bear Stearns Companies Inc., Bill Bamber at (212) 272-6635. U.S. Holders will accrue OID in respect of the Notes at a rate equal to the comparable yield. The amount of OID allocable to each annual accrual period will be the product of the “adjusted issue price” of the Notes at the beginning of each such annual accrual period and the comparable yield. The “adjusted issue price” of the Notes at the beginning of an accrual period will equal the issue price of the Notes, increased by the OID accrued in all prior periods. The issue price of the Notes will be the first price at which a substantial amount of the Notes are sold to the public for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). U.S. Holders may obtain the issue price of the Notes by contacting The Bear Stearns Companies Inc., Bill Bamber at (212) 272-6635. (The accrual of OID by U.S. Holders that purchase their Notes at a price other than the issue price of the Notes will be subject to an adjustment described below.) The amount of OID includible in income of each U.S. Holder for each taxable year will equal the sum of the “daily portions” of the total OID on the Notes allocable to each day during the taxable year in which a U.S. Holder held the Notes, regardless of the U.S. Holder’s method of accounting. The daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. Under the noncontingent bond method, the comparable yield of a CPDI is used to construct a projected payment schedule that reflects an estimate of the Cash Settlement Value upon the maturity of the Notes and which is adjusted to produce the comparable yield. U.S. Holders may obtain the projected payment schedule by contacting The Bear Stearns Companies Inc., Bill Bamber at (212) 272-6635.

Under the noncontingent bond method, the projected payment schedule is not revised to account for changes in circumstances that occur while the Notes are outstanding.

The comparable yield and the projected payment amount for the Notes are used to determine accruals of OID for tax purposes only, and are not assurances by us or any of our affiliates with respect to the actual yield or payments on the Notes and do not represent expectations by any such person regarding a Note’s yield or the index price return amount.

A U.S. Holder will generally be bound by our determination of the comparable yield and projected payment schedule for the Notes, unless the U.S. Holder determines its own projected payment schedule and comparable yield, explicitly discloses such schedule to the Internal Revenue Service (the “IRS”), and explains to the IRS the reason for preparing its own schedule. We believe that the projected payment schedule and comparable yield that we provide for the Notes will be reasonable and therefore will be respected by the IRS. Our determination, however, is not binding on the IRS, and the IRS could conclude that some other comparable yield or projected payment schedule should be used for the Notes.

A U.S. Holder that purchases a Note for an amount other than the issue price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. Holder’s basis in the Note. Reports to US Holders may not include these adjustments. U.S. Holders that purchase Notes at other than the issue price should consult their tax advisors regarding these adjustments.

Sale, Exchange, Retirement, or Other Disposition of the Notes

If the payment of the Cash Settlement Value on the Maturity Date exceeds the projected maturity amount in the projected payment schedule, a U.S. Holder will be required to include such excess in income as ordinary interest on the Maturity Date. Alternatively, if the Cash Settlement Value payment is less than the projected maturity amount, the shortfall will be treated as an offset to any OID otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which the Maturity Date occurs, and any remaining portion of such shortfall may be recognized and deducted by the U.S. Holder as an ordinary loss that will not be subject to the two percent floor limitation imposed on miscellaneous deductions under section 67 of the Code.

A U.S. Holder will generally recognize gain or loss on the sale, exchange, or other disposition of a Note to the extent that the amount realized is more or less than its purchase price, increased by the OID previously accrued by the U.S. Holder on the Note. In general, any gain realized by a U.S. Holder on the sale, exchange or other disposition of a Note will be treated as ordinary interest income, and any loss realized will be treated as an ordinary loss to the extent of the OID previously accrued by the U.S. Holder on the Note, and the loss will not be subject to the two percent floor limitation imposed on miscellaneous deductions under section 67 of the Code. Any loss in excess of the accrued OID will be treated as a capital loss. The deductibility of capital losses by U.S. Holders is subject to limitations.

Federal Income Tax Treatment of Non-U.S. Holders

Payments on the Notes to Non-U.S. Holders will not be subject to U.S. federal income or withholding tax if the following conditions are satisfied:

• the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

• the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through actual or constructive ownership,

• the Non-U.S. Holder is not a bank receiving interest on a loan made in the ordinary course of its trade or business,

• the stocks included in the Reference Indices are actively traded within the meaning of section 871(h)(4)(C)(v) of the Code, and

• the payments are not effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States and either (a) the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN, Form W-8EXP or Form W-8IMY (or successor form) with all of the attachments required by the IRS, or (b) the Non-U.S. Holder holds its Note through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS) which has provided to us an IRS Form W-8IMY stating that it is a qualified intermediary and has received documentation upon which it can rely to treat the payment as made to a foreign person.

We expect that the stocks included in the Reference Indices will be treated as actively traded within the meaning of section 871(h)(4)(C)(v). If any of the above conditions are not satisfied, payments on the Notes will be subject to a withholding tax equal to 30% of any income with respect to a Note for which amounts were not previously withheld, unless an income tax treaty reduces or eliminates the tax or the income with respect to the Note is effectively connected with the conduct of a U.S. trade or business and the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8ECI. In the latter case, the Non-U.S. Holder will be subject to U.S. federal income tax with respect to all income with respect to the Note at regular rates applicable to U.S. taxpayers, unless an income tax treaty reduces or eliminates the tax, and Non-U.S. Holders that are treated as corporations for federal income tax purposes may also be subject to a 30% branch profits tax, unless an income tax treaty reduces or eliminates the branch profits tax.

Federal Estate Tax Treatment of Non-U.S. Holders.

A Note held by an individual who at death is a Non-U.S. Holder will not be includible in the Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes if payments on the Notes to the Non-U.S. Holder would not have been subject to U.S. federal income or withholding tax at the time of death under the tests described above.

Information Reporting and Backup Withholding

Information reporting will apply to certain payments on a Note (including interest and OID) and proceeds of the sale of a Note held by a U.S. Holder that is not an exempt recipient (such as a corporation). Backup withholding may apply to payments made to a U.S. Holder if (a) the U.S. Holder has failed to provide its correct taxpayer identification number on IRS Form W-9, (b) we have been notified by the IRS of an underreporting by the U.S. Holder (underreporting generally refers to a determination by the IRS that a payee has failed to include in income on its tax return any reportable dividend and interest payments required to be shown on a tax return for a taxable year), or (c) we have been notified by the IRS that the tax identification number provided to the IRS on an information return does not match IRS records or that the number was not on the information return.

Backup withholding and nonresident alien withholding will not be required with respect to interest paid to Non- U.S. Holders, so long as we have received from the Non-U.S. Holder a correct and complete IRS Form W-8BEN, W-8ECI, W-8EXP or Form W-8IMY with all of the attachments required by the IRS. Interest paid to a Non-U.S. Holder will be reported on IRS Form 1042-S which is filed with the IRS and sent to Non-U.S. Holders.

Information reporting and backup withholding may apply to the proceeds of a sale of a Note by a Non-U.S. Holder made within the United States or conducted through certain U.S. related financial intermediaries, unless we receive one of the tax forms described above.

Backup withholding is not an additional tax and may be refunded (or credited against your U.S. federal income tax liability, if any). The information reporting requirements may apply regardless of whether withholding is required. For Non-U.S. Holders, copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE TAX IMPLICATIONS OF AN INVESTMENT IN NOTES. PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code (“Qualified Plans”) or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of ERISA prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such the Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us, Bear Stearns and Bear, Stearns Securities Corp. is considered a "disqualified person" under the Code or a “party in interest” under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a “party in interest” to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a new statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the new exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this new exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the new exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans (“Similar Law Plans”) should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any Note to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes. We or one or more of our subsidiaries (including BSIL) may hedge our obligations under the Notes by the purchase and sale of the stocks included in the Reference Index, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Reference Index, individual futures contracts on the Reference Index and on stocks included in the Reference Index, futures contracts on the Reference Index and/or options on these futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the levels of the Reference Indices), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in any of these instruments. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in any of these instruments then we or one or more of our subsidiaries may liquidate a portion of these instruments at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of any of these instruments or on the level of the Reference Index, we cannot guarantee that we and one or more of our subsidiaries will not affect such levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of June 19, 2003, as amended, we have agreed to sell to Bear Stearns, as principal, and Bear Stearns has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$1,500,000
Total	$1,500,000

The Agent intends to initially offer $1,500,000 of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining principal amount of the Notes at prices related to the prevailing market prices at the time of resale. In the future, the Agent may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Bear Stearns at a discount of 98.75% of the price at which the Notes are offered to the public.

In order to facilitate the offering of the Notes, we may grant the Agent a 13-day option from the date of the final pricing supplement, to purchase from us up to an additional $225,000 at the public offering price, less the agent’s discount, to cover any over-allotments. The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market will develop. Bear Stearns has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear Stearns is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement or the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement and the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

The Bear Stearns
Companies Inc.

$1,500,000

Medium-Term Notes, Series B

Linked to Double the Smallest Percentage
Increase of Three Major Equity Indices
Due December 31, 2008

PRICING SUPPLEMENT

Bear, Stearns & Co. Inc.

July 31, 2007

______________
TABLE OF CONTENTS
Pricing Supplement
Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-6
Risk Factors	PS-10
Description of the Notes	PS-18
Description of the Reference Indices	PS-25
Certain U.S. Federal Income Tax Considerations	PS-35
Certain ERISA Considerations	PS-38
Use of Proceeds and Hedging	PS-40
Supplemental Plan of Distribution	PS-40
Legal Matters	PS-41
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of the Notes	S-8
Certain U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47
Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depositary Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49